Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of BioSphere Medical, Inc. for the registration of 3,076,452 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 2004, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 1, 2004